PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	October 31,	November 1,	October 31,	November 1,
	2010	2009	2010	2009
Reconciliation of GAAP to Non-GAAP Net Income (Loss)
Attributable to Photronics, Inc.
GAAP net income (loss) attributable to Photronics, Inc.	$8,144	$1,241	$23,922	$(41,910)
(a) Consolidation and restructure charges (credits), net of tax	(168)	626	(4,979)	12,913
(b) Gain on sale of facility, net of tax	-	(1,474)	-	(1,474)
(c) Deferred financing fees write-off, net of interest savings,
net of tax	-	2,942	1,011	2,942
(d) Impact of warrants, net of tax	554	(6,544)	1,246	304
(e) Impairment of long-lived assets, net of tax	-	-	-	1,050
Non-GAAP net income (loss) attributable to Photronics, Inc.	$8,530	$(3,209)	$21,200	$(26,175)
Weighted-average number of diluted shares outstanding:
GAAP	66,145	48,907	65,803	43,210
(f) Adjustment to exclude equivalent shares issued
September 16, 2009	-	(5,603)	-	(1,401)
Non-GAAP	66,145	43,304	65,803	41,809
Earnings (loss) per diluted share:
GAAP	$0.14	$(0.11)	$0.43	$(0.97)
Non-GAAP	$0.14	$(0.07)	$0.38	$(0.63)

(a)	Includes charges related to restructurings in China and United Kingdom.

(b)	Represents net gain recognized on sale of Manchester, United Kingdom facility.

(c)	Represents write-off of deferred financing fees recorded in interest expense as a result of an amendment to the revolving credit facility and reduced debt, offset in 2009 by reduced interest expense that resulted from debt repayment with the proceeds of the common stock and senior unsecured debt issuance.

(d)	Represents market value impact of outstanding warrants, and in 2009 the clawback of warrants, recorded in other income (expense).

(e)	Represents long-lived assets impairment charge, net of tax.

(f)	Adjustment to reflect the excluded impact on weighted-average shares outstanding during quarter and year in 2009 of the equivalent shares issued on September 16, 2009.